Exhibit 19.1
REPUBLIC AIRWAYS HOLDINGS INC. SECURITIES TRADING POLICY
(Effective as of November 14, 2025)

This Securities Trading Policy (“Policy”) contains the following sections:
1.0General
2.0Definitions
3.0General Statement of Policy
4.0Other Prohibited Transactions
5.0Certain Limited Exceptions
6.0Pre-clearance of Trades and Other Procedures
7.010b5-1 and Other Trading Plans
8.0Potential Criminal and Civil Liability and/or Disciplinary Action
9.0Broker Requirements for Section 16 Persons
10.0Legal Effect of this Policy
1.1General
1.2Republic Airways Holdings Inc. and its subsidiaries (collectively, the “Company”) has adopted this Policy to prevent insider trading. Strict adherence to this Policy will help safeguard both the Company’s reputation and integrity and your own. This Policy applies to all of the following (collectively, the “Insiders”), each of whom must, at all times, comply with the securities laws of the United States and all other applicable jurisdictions:
▪the Company’s directors, officers, employees and any other persons the Company determines should be subject to the Policy, such as contractors and consultants (collectively, “Company Personnel”);
▪the households of Company Personnel (including any person who lives in the household of Company Personnel whether or not a family member), and any family members of Company Personnel who do not live in their household but whose transactions in Company securities are directed by or subject to the influence or control of Company Personnel (e.g., parents or children who consult with Company Personnel before they trade in Company securities); and
▪trusts, corporations and other entities, vehicles or accounts controlled by any of such persons.

Exhibit 19.1
1.3Federal securities laws prohibit trading in the securities of a company while aware of “inside” information. These transactions are commonly known as “insider trading”. It is also illegal to recommend to others (commonly called “tipping”) that they buy, sell or retain the securities of a company to which such inside information relates. This includes any communication providing inside information on social media or other internal or external Internet platforms. Anyone violating these laws is subject to personal liability and could face significant fines and criminal penalties, including imprisonment. Federal securities laws also create a strong incentive for the Company to deter insider trading by its employees. In the normal course of business, Company Personnel may come into possession of inside information concerning the Company, its industry, transactions in which the Company proposes to engage, or customers, partners, vendors or other entities with which the Company does business. Therefore, the Company has established this Policy with respect to trading in its securities or securities of certain other companies. Any violation of this Policy could subject you to disciplinary action, up to and including termination. See Section 8.0.
1.4This Policy concerns compliance as it pertains to the disclosure of inside information regarding the Company or another company and to trading in securities while in possession of such inside information. In addition to requiring that Insiders comply with the letter of the law, it is the Company’s policy that Insiders exercise judgment so as to also comply with the spirit of the law and avoid even the appearance of impropriety.
1.5This Policy is intended to protect Insiders and the Company from insider trading violations. However, the matters set forth in this Policy are not intended to replace your responsibility to understand and comply with the legal prohibition on insider trading. Appropriate judgment should be exercised in connection with all securities trading. If you have specific questions regarding this Policy or applicable law, please contact the General Counsel or his or her designee.
1.6Definitions
1.7Family Members. For purposes of this Policy, the term “family members” includes family members who reside with you, anyone else who lives in your household and any family members who do not live in your household but whose transactions are directed by you or are subject to your influence or control. Company Personnel are responsible for the transactions of their family members and therefore should make them aware of the need to confer with them before they trade in the Company’s securities or securities of companies we do business with.
Material. Information is generally considered “Material” if a reasonable investor would consider it important in deciding whether to buy, sell, or hold a security. The information may concern the Company or another company and may be positive or negative. In addition, it should be emphasized that Material information does not have to relate to a company’s business; information about the contents of a forthcoming publication in the financial press that is expected to affect the market price of a security could well be Material. Insiders should assume that information that would affect their consideration of whether to trade, or which might tend to influence the price of the security, is Material.

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Examples of Material information may include, but are not limited to:
▪earnings results, estimates and guidance on earnings and changes in previously released earnings results, estimates or guidance;
▪a significant merger, acquisition or divestiture proposal or agreement;
▪investments, joint ventures or changes in assets;
▪the gain or loss of, or change in, a significant commercial relationship, including the Company’s capacity purchase agreements and aircraft acquisitions or dispositions;
▪dividend information;
▪financings and other events regarding the Company’s debt instruments and securities (e.g., defaults on securities, refinancings, calls of securities for redemption, share repurchase plans, stock splits, public or private sales of securities, changes in dividends and changes to the rights of securityholders);
▪developments regarding the Company’s material intellectual property;
▪changes in senior management;
▪significant changes in executive compensation policy;
▪a significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, including its facilities and information technology infrastructure and cybersecurity and privacy incidents or events;
▪layoffs, furloughs, bankruptcy, corporate restructuring or receivership, or the existence of severe liquidity problems;
▪significant pending or threatened litigation or governmental investigations or significant developments with respect to such matters; and
▪changes in, or disputes with, the Company’s independent registered public accounting firm or notification that the Company may no longer rely on such firm’s report.
Information that something is likely to happen or even just that it may happen can be Material. Courts often resolve close cases in favor of finding the information Material. Therefore, Insiders should err on the side of caution. Insiders should keep in mind that the rules and regulations of the Securities and Exchange Commission (“SEC”) provide that the mere fact that a person is aware of the information is a bar to trading. It is no excuse that such person’s reasons for trading were unrelated to the information.
If you have a question regarding whether specific information may be deemed Material, please contact the General Counsel or his or her designee.

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1.8Non-Public Information. For the purpose of this Policy, all Company information is “Non-Public” until three criteria have been satisfied:
First, the information must have been widely disseminated by the Company. Generally, Insiders should assume that information has NOT been widely disseminated unless it has been disclosed by the Company in (i) a press release distributed through a widely disseminated news or wire service, (ii) a publicly available filing made with the SEC or
(iii) another manner compliant with Regulation FD (Fair Disclosure). For additional information regarding disclosures made in compliance with Regulation FD, see the Company’s Policies and Procedures for Compliance with Regulation FD.
Second, the information disseminated must be some form of “official” announcement or disclosure, which, in the case of information about the Company, must be made by the Company. In other words, the fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to be considered widely disseminated even when the rumors, speculation, or statements are accurate.
Third, after the information has been disseminated, a period of time must pass sufficient for the information to be absorbed by the general public. As a general rule, information should not be considered fully absorbed until after at least one full trading session has elapsed on the Nasdaq Stock Market (“Nasdaq”) after the information has been publicly disclosed in a manner compliant with Regulation FD.
1.9Restricted Persons. The term “Restricted Persons” means Permanent Restricted Persons and Other Restricted Persons, as those terms are defined in Section 6.0.
1.10Section 16 Persons: The term “Section 16 Persons” means the Company’s directors and “officers” (as defined in Rule 16a-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), as designated by the Company from time to time.
1.11Security or Securities. The term “security” or “securities” is defined very broadly by the securities laws and includes stock (common and preferred), stock options, warrants, bonds, notes, debentures, convertible instruments, put or call options (i.e., exchange-traded options), or other similar instruments.
1.12Trade or Trading. The term “trade” or “trading” means broadly any purchase, sale or other transaction to acquire, transfer or dispose of securities, including derivative exercises, gifts or other contributions, pledges, exercises of stock options granted under the Company’s stock plans, sales of stock acquired upon the exercise of options and trades made under an employee benefit plan such as a 401(k) plan.
1.1General Statement of Policy
Trading in Securities of the Company. It is the policy of the Company that the Company and its directors, officers and employees comply with all federal and state securities laws and regulations applicable to the purchase and sale of the Company’s securities. Accordingly, no

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Exhibit 19.1
Insider may trade the Company’s securities at any time when the Insider has Material Non-Public Information concerning the Company. It is the responsibility of

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the Insider to be certain that he or she does not have Material Non-Public Information when determining to trade. For certain limited exceptions from prohibitions on trading imposed by this Policy, see Section 5.0 below.
1.2Trading in Securities of Other Companies. No Insider may trade securities of another company with which the Company has a business relationship (including, without limitation, our customers, vendors, suppliers or partners) at any time when the Insider has non-public information that was obtained, in whole or in part, as a result of the Insider’s employment or relationship to the Company to the extent that such non-public information (regardless of its subject matter) may be material to the securities of the company that would be traded.
1.3Tipping. No Insider may disclose (“tip”) Material Non-Public Information to any other person (including family members), and no Insider may make trading recommendations on the basis of Material Non-Public Information. In addition, Insiders should take care before trading on the recommendation of others to ensure that the recommendation is not the result of an illegal “tip.”
1.4Communications. No Insider who receives or has access to the Company’s Material Non-Public Information may comment on stock price movements or rumors of other corporate developments (including discussions in Internet “chat rooms” or on social media platforms) that are of possible significance to the investing public unless it is part of the Insider’s job (such as Investor Relations) or the Insider has been specifically authorized in accordance with the Company’s Policy and Procedures for Compliance with Regulation FD, which prohibits selective disclosure of Material Non-Public Information to market participants by persons acting on behalf of the Company. If you comment on corporate developments, stock price movements or rumors or disclose Material Non-Public Information to a third party, you must contact the General Counsel or his or her designee immediately. In addition, it is generally the practice of the Company not to respond to inquiries and/or rumors concerning the Company’s affairs. If you receive inquiries concerning the Company from the media or inquiries from securities analysts or other members of the financial community, you should refer such inquiries, without comment, to the Company’s Chief Financial Officer, the Investor Relations Department or the General Counsel or their respective designees.
1.5Window Periods. Even if you are not aware of any Material Non-Public Information, certain Insiders may only trade in the Company’s securities during the four “Window Periods” that occur each fiscal year or in connection with an SEC-registered underwritten secondary offering of the Company. See Section 5.0. Certain of these persons must also receive pre-approval prior to any transaction involving the Company’s securities. See Section 6.0.
Policy Effective Time. An Insider who is aware of Material Non-Public Information when he or she ceases to be an Insider, may not trade in the Company’s securities until that information has become public or is no longer material. In addition, this Policy continues in effect for all

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Restricted Persons until the opening of the first Window Period after termination of employment or other relationship with the Company, except that, unless

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notified otherwise by the Company, the pre-clearance requirements set forth in Section 6.0 continue to apply to Permanent Restricted Persons for six months after the termination of their status as a Permanent Restricted Person. See Section 6.3. If you have specific questions regarding this Policy, what may constitute Material Non-Public Information or applicable law, please contact the General Counsel or his or her designee.
1.6Other Prohibited Transactions
1.7No Short Sales, Hedging or Speculative Transactions. No Insider, whether or not he or she possesses Material Non-Public Information, may trade in options, warrants, puts and calls or similar instruments on the Company’s securities or sell such securities “short” (i.e., selling stock that is not owned and borrowing the shares to make delivery) or engage in speculative trading (e.g., “day-trading”) that is intended to take advantage of short-term price fluctuations. Such activities may put the personal gain of the Insider in conflict with the best interests of the Company and its securityholders or otherwise give the appearance of impropriety. No Insider may engage in any transactions (including variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of the Company’s equity securities.
1.8Managed Accounts. If you have a managed account (where another person has been given discretion or authority to trade without your prior approval), you should advise your broker or investment advisor not to trade in Company securities at any time.
1.9Margin Accounts and Pledges. Securities purchased on margin may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities held in an account which may be borrowed against or are otherwise pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Accordingly, if you purchase securities on margin or pledge them as collateral for a loan, a margin sale or foreclosure sale may occur at a time when you are aware of Material Non-Public Information or otherwise are not permitted to trade in our securities. The sale, even though not initiated at your request, is still a sale for your benefit and may subject you to liability under the insider trading rules if made at a time when you are aware of Material Non-Public Information. Similar cautions apply to a bank or other loans for which you have pledged stock as collateral.
Therefore, no Insiders, whether or not in possession of Material Non-Public Information, may purchase the Company’s securities on margin, or borrow against any account in which the Company’s securities are held, or pledge the Company’s securities as collateral for a loan.
1.13Certain Limited Exceptions
The prohibition on trading in the Company’s securities set forth in Section 3.0 above does not apply to:
Distributions or transfers (such as certain tax planning or estate planning transfers) that effect only a change in the form of beneficial interest without changing your pecuniary

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Exhibit 19.1

interest in the Company’s securities (for example, to an inter vivos trust of which you are the sole beneficiary during your lifetime), provided that prior written notice of such distribution or transfer is provided to the Legal Department.
▪The exercise of stock options to buy and hold the Company’s stock (and not sell) (including any net-settled stock option exercise) pursuant to our equity incentive plans; however, the sale of any stock acquired upon such exercise, including as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or to satisfy tax withholding requirements, is subject to this Policy.
▪The withholding by the Company (whether mandated by the Company or pursuant to a tax withholding right) of shares of restricted stock, shares underlying restricted stock units or shares subject to an option, in each case, to satisfy tax withholding requirements.
▪The execution of transactions pursuant to a trading plan that complies with SEC Rule 10b5-1 and which has been approved by the Company. See Section 7.1.
▪Sales of the Company’s securities as a selling stockholder in a registered public offering in accordance with applicable securities laws.
▪To the extent the Company offers its securities as an investment option in the Company’s 401(k) plan, the purchase of stock through the Company’s 401(k) plan through regular payroll deductions; however, the sale of any such stock and the election to transfer funds into or out of, the election to increase or decrease the percentage of periodic contributions allocated to the stock fund, or a loan with respect to amounts invested in, the stock fund is subject to this Policy.
▪To the extent the Company offers its securities as an investment option in an employee stock purchase plan, the purchase of stock through the Company’s employee stock purchase plan; however, elections to participate in such plan, the sale of any such stock and changing instructions regarding the level of withholding contributions which are used to purchase stock is subject to this Policy.
▪Trading in mutual funds and Exchange Traded Funds (ETFs) holding Company securities at any time, that are either based on broad indexes, such as Standard & Poor’s, or on targeted sectors with portfolio holdings of at least 30 or more companies.
1.14Pre-clearance of Trades and Other Procedures
1.15Permanent Restricted Persons. The following are “Permanent Restricted Persons”:
▪Section 16 Persons; and

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Exhibit 19.1
any person who lives in the household of a Section 16 Person whether or not a family member, and any of their family members who do not live in their household

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Exhibit 19.1

but whose transactions in Company securities they direct, influence, or control (e.g., parents or children who consult with such Section 16 Person before they trade in Company securities), and trusts, corporations and other entities influenced or controlled by any of such persons.
Permanent Restricted Persons must obtain the advance approval of the General Counsel or his or her designee in accordance with Section 6.3 before effecting trades of, or engaging in other transactions in, the Company’s securities, including, but not limited to, any purchase or sale, any exercise of an option (whether cashless or otherwise), gifts, loans, rights or warrant to purchase or sell such securities, contribution to a trust or other transfers, whether the transaction is for the individual’s own account, one over which they exercise control or one in which they have a beneficial interest.
1.16Other Restricted Persons. From time to time, the Company will notify persons other than Permanent Restricted Persons that they are subject to the pre-clearance requirements set forth in Section 6.3 and/or the Window Periods set forth in Section 6.4 if the Company believes that, in the normal course of their duties, they are likely to have regular access to Material Non-Public Information (“Other Restricted Persons”). Examples of such persons include senior leadership and other employees working in Legal, Finance, Information Technology and Corporate Development Departments, any person who lives in the household of such Other Restricted Persons, whether or not a family member, and any of their family members who do not live in their household but whose transactions in Company securities they direct, influence, or control (e.g., parents or children who consult with such Other Restricted Person before they trade in Company securities), and trusts, corporations and other entities influenced or controlled by any of such persons, and certain key support employees. Any person notified of their status as an Other Restricted Person will remain an Other Restricted Person subject to the pre-clearance requirements set forth in Section 6.3 and/or the Window Periods set forth in Section 6.4, as applicable, unless otherwise notified in writing by the General Counsel or his or her designee. Occasionally, certain individuals may have access to Material Non-Public Information for a limited period of time. During such a period, such persons may be notified that they are also Other Restricted Persons who will be subject to the pre-clearance requirements set forth in Section 6.3 and/or the Window Period restrictions set forth in Section 6.4.
Pre-Clearance Procedures. Subject to Section 7.1, Permanent Restricted Persons and Other Restricted Persons who are notified that they are subject to the pre-clearance requirements of this Section 6.3 should submit a request for pre-clearance to the General Counsel or his or her designee (or the Chief Financial Officer in the event the Permanent Restricted Person is the General Counsel) at least two business days in advance of the proposed transaction by emailing the General Counsel or his or her designee a copy of the attached “Request for Approval” form. Approval must be in writing, specifying the securities involved. Approval for transactions will generally be granted only during a Window Period (described in Section 6.4 below) and the transaction may only be performed during the Window Period in which the approval was granted and in any event within two business days from the date of approval, provided that notwithstanding receipt of pre-clearance, you

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Exhibit 19.1
may not trade in Company securities if you subsequently become aware of Material Non-Public Information prior to effecting the transaction. Unless

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notified otherwise by the Company, Permanent Restricted Persons must comply with these pre-clearance requirements for six months after the termination of their status as a Permanent Restricted Person.
1.17Window Periods. The Company has established four “windows” of time during the fiscal year (“Window Periods”) during which Request for Approval forms may be approved and trading may be performed by Restricted Persons. Each Window Period begins after one full trading session on Nasdaq has been completed after the Company makes a public news release of its quarterly or annual earnings for the prior fiscal quarter or year. Assuming Nasdaq is open each day, the following example illustrates when such persons may trade after the Company’s public news release of its quarterly or annual earnings for the prior fiscal quarter or year:
Announcement on Tuesday    First Day of Trading
Before market opens    Wednesday
While market is open    Thursday
After market closes    Thursday
That same Window Period closes at the close of trading on the last trading day that is two weeks prior to the end of the then current fiscal quarter. After the close of the Window Period, except as set forth in Section 5.0 above, Restricted Persons may not trade in any of the Company’s securities at least until the start of the next Window Period. The prohibition against trading while aware of, or tipping of, Material Non-Public Information applies even during a Window Period. For example, if during a Window Period, a material acquisition or divestiture is pending or a forthcoming publication in the financial press may affect the relevant securities market, you may not trade in the Company’s securities. You must consult the General Counsel or his or her designee whenever you are in doubt.
1.18Special Blackouts. From time to time, the Company may require that directors, officers, selected employees and/or others be prohibited from trading in the Company’s securities, including during a Window Period, regardless of any other provision of this Policy because of developments that have not yet been disclosed to the public. If the Company declares a blackout to which you are subject, then a member of the Legal Department will notify you when the blackout begins and when it ends. All those affected shall not trade in the Company’s securities while the suspension is in effect and shall not disclose to others inside or outside the Company that trading has been suspended for certain individuals. Though these blackouts generally will arise because the Company is involved in a highly sensitive transaction, incident or event, they may be declared for any reason.
Notification of Window Periods. In order to assist you in complying with this Policy, the Company will endeavor to deliver an e-mail (or other communication) notifying all Restricted Persons when the Window Period has opened and when the Window Period closes. The Company’s delivery or non-delivery of these e-mails (or other communication) does not relieve you of your obligation to only trade in the Company’s securities in full compliance with this Policy.

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1.19Hardship Exemptions. Those subject to the Window Periods or a blackout pursuant to Section 6.5 may request a hardship exemption for periods outside the Window Periods or during a blackout, as applicable, if they are not in possession of Material Non-Public Information and are not otherwise prohibited from trading pursuant to this Policy. Hardship exemptions are granted infrequently and only in exceptional circumstances. Any request for a hardship exemption should be made to the General Counsel or his or her designee.
1.1010b5-1 and Other Trading Plans
1.1110b5-1 Trading Plans. SEC Rule 10b5-1 provides generally that a purchase or sale is “on the basis” of Material Non-Public Information if the person engaging in the transaction is aware of the Material Non-Public Information when the person makes the purchase or sale. A 10b5-1 trading plan is a binding, written contract between you and your broker that specifies the price, amount, and date of trades to be executed in your account in the future, or provides a formula or mechanism that your broker will follow, and satisfies various other conditions and limitations set forth in Rule 10b5-1. A 10b5-1 trading plan can only be established when you do not possess Material Non-Public Information. Therefore, Insiders cannot enter into, or amend, these plans at any time when in possession of Material Non-Public Information and, in addition, Restricted Persons cannot enter into these plans outside of Window Periods. You must enter into a 10b5-1 trading plan in good faith and without any purpose of evading the prohibitions of the SEC’s rules and you must act in good faith with respect to the plan. In some circumstances, terminating a 10b5-1 trading plan that is in place could call into question whether it was entered into in good faith. In addition, a 10b5-1 trading plan must not permit you to exercise any subsequent influence over how, when, or whether the purchases or sales are made. 10b5-1 Plans must also otherwise comply with the conditions and limitations set forth in Rule 10b5-1 of the Exchange Act including, but not limited to, the length of time between plan commencement and the first trade thereunder (i.e., “cooling-off periods”), certification requirements and restrictions on overlapping plans, as applicable.
The rules regarding 10b5-1 trading plans are complex and you must fully comply with them. You should consult with your legal advisor before entering into any 10b5-1 trading plan.
Each Restricted Person must pre-clear with the General Counsel or his or her designee its proposed trading plan or arrangement, including 10b5-1 trading plan prior to establishing, amending or terminating such plan (and such request shall be submitted at least ten business days in advance of the proposed execution date). The Company reserves the right to withhold pre-clearance of the adoption, amendment or termination of a 10b5-1 trading plan that the Company determines is not consistent with the rules regarding such plans. Notwithstanding any pre-clearance of a 10b5-1 trading plan, the Company assumes no liability for the consequences of any transaction made pursuant to such plan. No Insider will be permitted to adopt a Rule 10b5-1 trading plan if such Insider has an existing contract, instruction or plan

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that would qualify for the affirmative defense under Rule 10b5-1, subject to the exceptions set forth in the rule.

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If you enter into a 10b5-1 trading plan, your 10b5-1 trading plan should be structured to avoid purchases or sales on dates occurring shortly before known announcements, such as quarterly or annual earnings announcements. Even though transactions executed in accordance with a properly formulated 10b5-1 trading plan are exempt from the insider trading rules, the trades may nonetheless occur at times shortly before we announce material news, and the investing public and media may not understand the nuances of trading pursuant to a 10b5-1 trading plan. This could result in negative publicity for you and the Company if the SEC or Nasdaq were to investigate your trades.
For Insiders, any modification or termination of a pre-approved 10b5-1 or other trading plan requires pre-clearance by the General Counsel or his or her designee. In addition, any modification of a pre-approved 10b5-1 trading plan must occur when you are not aware of any Material Non-Public Information and must comply with the requirements of the rules regarding trading plans (including Rule 10b5-1, if applicable) and, if you are subject to Window Period restrictions, must take place during a Window Period. Plan modifications by Insiders will generally require a new cooling-off period other than for certain ministerial and non-material changes.
Transactions effected pursuant to a pre-cleared 10b5-1 or other trading plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts.
Finally, if you are a Section 16 Person, 10b5-1 and other trading plans require special care as the Company will be required to disclose the adoption, amendment or termination of any such plan (as well as the material terms of such plans) by such persons in its periodic reports filed with the SEC. Moreover, because such plans specify conditions that trigger a purchase or sale, you may not even be aware that a transaction has taken place and you may not be able to comply with the SEC’s requirement that you report your transaction to the SEC within two business days after its execution. Therefore, for Section 16 Persons, a transaction executed according to a trading plan is not permitted unless the trading plan requires your broker to notify the Company before the close of business on the day of the execution of the transaction. See Section 9.0.
1.1Potential Criminal and Civil Liability and/or Disciplinary Action
1.2Individual Responsibility. Each Insider is individually responsible for complying with the securities laws and this Policy, regardless of whether the Company has prohibited trading by that Insider or any other Insiders. Trading in securities during the Window Periods and outside of any suspension periods or with pre-clearance should not be considered a “safe harbor.” We remind you that, whether or not during a Window Period and whether or not you have obtained pre-clearance, you may not trade securities while in possession of Material Non- Public Information.

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You also should bear in mind that any proceeding alleging improper trading will necessarily occur after the trade has been completed and is particularly susceptible to second-guessing with the benefit of hindsight. Therefore, as a practical matter, before

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engaging in any transaction you should carefully consider how enforcement authorities and others might view the transaction in hindsight. Further, whether or not you possess Material Non-Public Information, it is advisable that if you invest in the Company’s securities or the securities of any company that has a substantial relationship with the Company, then you do so from the perspective of a long-term investor who would like to participate over time in the Company’s or such other company’s earnings growth and with the knowledge that you may be prohibited from disposing of such securities in the future.
1.3Controlling Persons. Federal securities laws provide that, in addition to sanctions against an individual who trades illegally, penalties may be assessed against what are known as “controlling persons” with respect to the violator. The term “controlling person” is not defined, but includes employers (i.e., the Company), its directors, officers and managerial and supervisory personnel. The concept is broader than what would normally be encompassed by a reporting chain. Individuals may be considered “controlling persons” with respect to any other individual whose behavior they have the power to influence. Liability can be imposed only if two conditions are met. First, it must be shown that the “controlling person” knew or recklessly disregarded the fact that a violation was likely. Second, it must be shown that the “controlling person” failed to take appropriate steps to prevent the violation from occurring. For this reason, the Company’s supervisory personnel are directed to take appropriate steps to ensure that those whom they supervise, understand and comply with the requirements set forth in this Policy.
1.4Potential Sanctions.
(i)Liability for Insider Trading and Tipping. Insiders, controlling persons and the Company may be subject to civil penalties, criminal penalties and/or jail for trading in securities when they have Material Non-Public Information or for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Material Non-Public Information, or to whom they have made recommendations or expressed opinions on the basis of such information about trading securities. The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading.
(ii)Possible Disciplinary Actions. Company Personnel who violate this Policy will be subject to disciplinary action, up to and including termination of employment for cause or termination of other service relationship, whether or not the Company Personnel’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career and result in potentially significant costs of an investigation.
Questions and Violations. Anyone with questions concerning this Policy or its application should contact the General Counsel or his or her designee. Any violation or perceived violation should be reported immediately to the General Counsel or his or her designee. Anonymous

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reporting of violations or perceived violations may be made through the Company’s Whistleblower Hotline.

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1.20Broker Requirements for Section 16 Persons
The timely reporting of transactions requires tight interface with brokers handling transactions for Section 16 Persons. A knowledgeable, alert broker can also serve as a gatekeeper, helping to ensure compliance with our pre-clearance procedures and helping prevent inadvertent violations. Therefore, in order to facilitate timely compliance by the directors and executive officers of the Company with the requirements of Section 16 of the Exchange Act, brokers of Section 16 Persons need to comply with the following requirements:
▪not to enter any order (except for orders under pre-approved Rule 10b5-1 plans) without first verifying with the Company that your transaction was pre-cleared and complying with the brokerage firm’s compliance procedures (e.g., Rule 144); and
▪to report before the close of business on the day of the execution of the transaction to the Company by telephone and in writing via e-mail to the General Counsel or his or her designee, the complete (i.e., date, type of transaction, number of shares and price) details of every transaction involving the Company’s equity securities, including gifts, transfers and all transactions under 10b5-1 and other trading plans.
Because it is the legal obligation of the trading person to cause any filings on Form 3, Form 4, Form 5 or Form 144 (or as may otherwise be required), to be made, you are strongly encouraged to confirm following any transaction that your broker has immediately telephoned and e-mailed the required information to the Company.
10.0    Legal Effect of this Policy
The Company’s Policy with respect to securities trading and the disclosure of confidential information, and the procedures that implement this Policy, are not intended to serve as precise recitations of the legal prohibitions against insider trading and tipping which are highly complex, fact specific and evolving. Certain of the procedures are designed to prevent even the appearance of impropriety and in some respects may be more restrictive than the securities laws. Therefore, these procedures are not intended to serve as a basis for establishing civil or criminal liability that would not otherwise exist.

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